EXHIBIT 11.1

                 MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
             STATEMENT RE COMPUTATION OF NET INCOME PER SHARE (1)
        Three and Nine Month Periods Ended September 30, 1997 and 1996

                                Three Months Ended    Nine Months Ended
                                   September 30,         September 30,
                                -------------------  -------------------
                                  1997      1996       1997       1996
                                --------  --------   --------   --------
                           (In thousands of dollars, except per share data)
PRIMARY NET INCOME PER SHARE

Adjusted shares outstanding:
  Average common shares
    outstanding                  114,935   117,866    117,109    117,750
  Net shares to be issued upon
    exercise of dilutive stock
    options after applying
    treasury stock method          1,451     1,128      1,333      1,179
                                --------  --------   --------   --------
  Adjusted shares outstanding    116,386   118,994    118,442    118,929
                                ========  ========   ========   ========
Net income                      $ 84,175  $ 65,785   $237,226   $186,895
                                ========  ========   ========   ========
Primary net income per share    $   0.72   $  0.55    $  2.00    $  1.57
                                ========  ========   ========   ========

FULLY DILUTED NET INCOME PER SHARE

Adjusted shares outstanding:
  Average common shares
    outstanding                   114,935  117,866    117,109    117,750
  Net shares to be issued upon
    exercise of dilutive stock
    options after applying
    treasury stock method           1,537    1,178      1,564      1,257
                                 -------- --------   --------   --------
  Adjusted shares outstanding     116,472  119,044    118,673    119,007
                                 ======== ========   ========   ========
Net income                       $ 84,175 $ 65,785   $237,226   $186,895
                                 ======== ========   ========   ========
Fully diluted net income
    per share                    $   0.72 $   0.55   $   2.00   $   1.57
                                 ======== ========   ========   ========

(1) The current and prior year share and per share amounts have been adjusted to reflect the Company's two-for-one stock split in the form of a 100% stock dividend effective June 2, 1997.